Etsy, Inc. Reports First Quarter 2020 Financial Results
Reports Consolidated Year-Over-Year GMS Growth of 32.2%; Revenue Growth of 34.7%

Brooklyn, NY - May 6, 2020 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced financial results for its first quarter ended March 31, 2020.
“Etsy has demonstrated tremendous resiliency in the wake of a global crisis,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “The COVID-19 pandemic has been a test of our team, our marketplaces, our brand, and the underlying strength of our business. While there was no playbook for this situation, we moved with agility, focus, and purpose to support the Etsy global community and live up to our mission. We are proud that our sellers have yet again displayed their ability to rapidly adapt to changing consumer demands, pivoting product offerings with speed and innovation. It’s also encouraging to see that during this very difficult time, more and more customers are turning to Etsy to meet their daily needs. I’m particularly gratified that our employees have risen to the challenge, moving with urgency to adjust and serve our stakeholders when they need us most. This period, while incredibly challenging, has been a testament to the agility and strength of Etsy's marketplaces.”
First Quarter 2020 Financial Summary
(in thousands, except percentages; unaudited)
The unaudited non-GAAP financial measures and key operating and financial metrics we use are:

	Three Months Ended March 31,		% Growth (Decline) Y/Y
	2020	2019
GMS (1)	$1,353,291	$1,024,028	32.2%
Revenue	$228,055	$169,339	34.7%
Marketplace revenue	$155,921	$127,168	22.6%
Services revenue	$72,134	$42,171	71.1%
Net income	$12,522	$31,579	(60.3)%
Adjusted EBITDA (Non-GAAP)	$55,056	$49,867	10.4%

Active sellers	2,814	2,227	26.4%
Active buyers	47,748	41,029	16.4%
Percent mobile GMS	58%	58%	—	bps
Percent international GMS	36%	38%	(200	)bps

(1)	GMS for the three months ended March 31, 2020 includes Reverb’s GMS of $168.3 million. Etsy.com GMS for the three months ended March 31, 2020 was $1.2 billion.

For information about how we define our metrics, see our Annual Report on Form 10-K for the year ended December 31, 2019.
“We continue to be disciplined in our spending, optimizing for efficiencies in our cost base as well as in capital spending. Our marketplace model allows Etsy to respond to changing conditions more rapidly than traditional retail models, resulting in solid profitability for the first quarter of 2020,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “Because we don’t have significant fixed costs in our structure such as inventory, retail stores, and fulfillment infrastructure, we have been able to stay focused and prioritize investments that will continue to drive top-line growth.”

First Quarter 2020 Highlights
The impacts of COVID-19 on the global economy and on our business continue to evolve. As we outlined on our April 2, 2020 Business Update call, Etsy’s performance in the first quarter was strong for the months of January and February, and as the crisis intensified, the effects of COVID-19 began to impact demand and the Company’s growth. Beginning in early March, consolidated growth began to decelerate until it reached negative year-over-year growth in the third week, and recovered to positive year-over-year growth at the end of the month. We responded quickly across our organization to guard the health and safety of our team, support our global seller community, mitigate risk, and maximize our financial performance.
Highlights of our business initiatives, including those related to COVID-19, are outlined below:

•
Etsy assembled a COVID-19 task force in January, and moved to a fully remote workforce for both Etsy and Reverb by early March. Despite this shift in working environment, we were able to maintain high experiment velocity and minimal business disruption.

•
In living up to our mission to “Keep Commerce Human,” we introduced several initiatives during the first quarter to support our seller community during this challenging time. These included waiving fees for our new Offsite Ads service, extending our free trial into May; a one-month grace period to give sellers extra time to pay their bills; a seller guide to managing an Etsy shop during COVID-19; and 24/7 member support to address any questions with their businesses, delivery times, and shipping issues.

•
We adjusted our marketing strategies and spend for the Etsy marketplace during the first quarter to respond quickly to the changing macro dynamics. Performance marketing spend adjusts naturally with demand, and we pivoted brand and above-the-line spend, as well as messaging, to focus on “finding joy in the everyday” and supporting small and independent businesses. This included the launch of our #StandWithSmall campaign across all of our owned and paid channels in the beginning of April.

•
Both Etsy and Reverb have a highly variable cost structure with minimal capital expenditure requirements and costs that are highly variable with revenue. That said, we looked for ways to tighten spending in light of the changing macro situation. For example, during the quarter we limited hiring to only focus on roles critical to growth. Overall, actions we took during the first quarter to reduce spending represented annualized savings of approximately $2 to $3 million.

•	To capitalize on our unique and defensible Right to Win, we continued to invest in product development, making material improvements to the customer experience during the first quarter. These include:

◦	Improving search and discovery by continuing to iterate on our ranking algorithms and delivering more relevant recommendations when buyers are further along in the purchase funnel.

◦
Launching several improvements aimed at building buyer awareness of free shipping and continuing to make progress providing Etsy sellers with the tools and support that enable them to offer free shipping to U.S. buyers for items over $35. During the first quarter we implemented a “quick to ship” badge to alert buyers of items that are ready to ship within four days, which led to an improvement in conversion rate.

◦	Continuing to remove friction from the purchase path, including for example, by collapsing item details on the listing page, which enabled buyers to checkout much faster.
GMS highlights for the first quarter of 2020 include:

•
Etsy marketplace’s GMS per active buyer on a trailing 12-month basis grew for the eighth consecutive quarter, to 4% year-over-year; and on a 2-year stacked basis, increased 6%, flat compared to last quarter. These statistics represent further evidence of our continued progress improving frequency.

•	Active buyers grew 16.4% year-over-year in the first quarter, and active sellers grew 26.4% year-over-year.

•	GMS from paid channels was 16% of overall GMS in the first quarter of 2020, expanding 50 basis points compared to the first quarter of 2019.
We are laying the foundation for success at Reverb, including the hiring of David Mandelbrot as Chief Executive Officer and establishing a product experimentation process that enables the team to iterate much faster. During the first quarter, we added seller reviews to the product page, positively impacting conversion rate. While Reverb experienced intra-quarter demand volatility similar to Etsy, the marketplace also saw increased demand from new and existing buyers at a time when retail stores are closed or have delayed shipping times.

First Quarter 2020 Consolidated Financial Results

•	Total revenue was $228.1 million for the first quarter of 2020, up 34.7% year-over-year, driven by growth in both Marketplace and Services revenue.

•
Gross profit for the first quarter of 2020 was $145.6 million, up 24.8% year-over-year, and gross margin was 63.9%, down 500 basis points compared with 68.9% in the first quarter of 2019. The contraction in gross margin was primarily driven by amortization related to our recent acquisition of Reverb which is non-cash, and our consolidated ad platform, Etsy Ads, which drives revenue growth but carries an equal offset in cost of revenue.

•
Total operating expenses were $120.3 million in the first quarter of 2020, up 41.4% year-over-year, and represented 52.7% of revenue. The increase in operating expenses was driven primarily by employee-related expenses, including stock-based compensation.

•
Net income for the first quarter of 2020 was $12.5 million, with diluted earnings per share of $0.10. Net income was primarily impacted by foreign exchange losses of $9.3 million or $0.08 loss per share. Foreign exchange rate fluctuations on our results of operations are primarily related to intercompany balances between our U.S. and foreign entities and other non-functional currency cash balances as we decided to hold more foreign currencies than usual due to current macroeconomic trends to ensure the timeliness of paying our sellers in their currency. The ongoing settlement of intercompany balances will reduce future foreign exchange volatility on our results of operations.

•
Non-GAAP Adjusted EBITDA for the first quarter of 2020 was $55.1 million and grew 10.4% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 24.1% in the first quarter of 2020, down 530 basis points year-over-year. Adjusted EBITDA performance was driven primarily by year-over-year revenue growth.

•
Cash, cash equivalents, short- and long-term investments were $898.1 million as of March 31, 2020. In January 2020, Etsy repurchased an aggregate of approximately $25.0 million, or 543,106 shares of its common stock. However, in light of the macroeconomic situation related to COVID-19, our Board of Directors has decided to temporarily pause share repurchases.

Financial Guidance and Outlook
In light of the impact of COVID-19, on April 2, 2020 Etsy withdrew its 2020 financial guidance, which was established based upon an assumption of stable macro conditions throughout the year. The Company has temporarily moved to providing quarterly guidance.
Regarding Etsy’s second quarter performance, Mr. Silverman commented, “After a volatile March, Etsy experienced a dramatic shift in demand during the month of April as global buyers turned to Etsy for cloth face masks given updated guidelines to slow the spread of COVID-19. Our team mobilized quickly to address the surge in face mask demand, which included creation of on-site banners and automated filters, scaling inventory with a call to action for sellers, retraining our search algorithms, and managing delivery expectations. We also experienced broad-based demand across the marketplace leading to over 100% growth for the Etsy marketplace in April. As consumer mindshare shifted in our direction, we again adjusted our marketing messaging and strategy, creating onsite experiences to engage new buyers, and launched a new TV and digital video campaign with an ‘Always Open’ theme. Our strong performance is thanks to a combination of macro dynamics and Etsy’s agility to pivot to meet market demands.”
Etsy extended our seller support initiatives in April, including providing listing credits for mask sellers as well as listing and ad credits to some of our hardest hit sellers in categories like weddings and party supplies. We donated thousands of face masks to hospitals and have supported many of our small, contracted vendors by keeping them employed despite our own office closures. The combination of one time investments to support our sellers and communities totaled approximately $11-13 million, the majority of which will be incurred in the second quarter of 2020.
Reverb also reported a strong April, with increased demand from new and existing buyers, as the marketplace leveraged its ability to serve as a primary online channel for sellers and buyers at a time when retail stores are closed or have delayed shipping times. As a result, Etsy’s consolidated GMS for April was approximately $860 million, up over 130% from the prior year.

It is quite challenging for us to forecast, even in the near term, given the extreme shifts in demand we have seen over the past eight weeks. Our second quarter guidance is based upon our best view today that the recent surge in demand is likely to ease, but GMS strength in April will support strong top-line growth for the quarter. We will also continue to carefully manage our spending, while at the same time investing in key initiatives to deliver sustainable long-term growth.

Q2 2020 Guidance
May 6, 2020
GMS Year-Over-Year Growth	80-100%
~$2.0B - $2.2B
Revenue Year-Over-Year Growth	70-90%
~$310M - $340M
Adjusted EBITDA Margin*	23-27%
~$75M - $90M
*Assumes the midpoint of our revenue guidance.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via the Company’s Investor Relations website (investors.etsy.com) under the events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.

A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs. In addition, Etsy, Inc. owns Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments.

Etsy's mission is to “Keep Commerce Human,” and we're committed to using the power of business to strengthen communities and empower people. Our company was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Senior Manager, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the second quarter of 2020 and key drivers thereof; the impact of our investments on topline growth; the uncertain impacts that the COVID-19 pandemic may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows and changes in overall level of consumer spending and volatility in the global economy; and the impact of ongoing settlement of intercompany balances on future foreign exchange rate volatility. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) COVID-19 pandemic is unprecedented and is impacting our GMS, other key metrics and results of operations in numerous ways that remain volatile and unpredictable; (2) the fluctuation of our quarterly operating results; (3) our failure to meet our publicly announced guidance or other expectations; (4) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (5) our ability to attract and retain an active and engaged community of sellers and buyers; (6) our history of operating losses; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our community; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) acquisitions that may prove unsuccessful or divert management attention, including our acquisition of Reverb; and (17) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, the current report on Form 8-K filed today, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of March 31, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$442,354	$443,293
Short-term investments	361,640	373,959
Accounts receivable, net	11,712	15,386
Prepaid and other current assets	36,074	38,614
Funds receivable and seller accounts	55,172	49,786
Total current assets	906,952	921,038
Restricted cash	5,341	5,341
Property and equipment, net	134,519	144,864
Goodwill	138,305	138,731
Intangible assets, net	194,874	199,236
Deferred tax assets	15,232	14,257
Long-term investments	94,080	89,343
Other assets	28,339	29,542
Total assets	$1,517,642	$1,542,352
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,557	$26,324
Accrued expenses	68,885	88,345
Finance lease obligations—current	8,000	8,275
Funds payable and amounts due to sellers	55,172	49,786
Deferred revenue	8,250	7,617
Other current liabilities	7,985	8,181
Total current liabilities	158,849	188,528
Finance lease obligations—net of current portion	51,458	53,611
Deferred tax liabilities	63,126	64,497
Long-term debt, net	794,129	785,126
Other liabilities	43,233	43,956
Total liabilities	1,110,795	1,135,718
Total stockholders’ equity	406,847	406,634
Total liabilities and stockholders’ equity	$1,517,642	$1,542,352

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$228,055	$169,339
Cost of revenue	82,416	52,658
Gross profit	145,639	116,681
Operating expenses:
Marketing	48,505	35,444
Product development	37,782	24,947
General and administrative	33,987	24,647
Total operating expenses	120,274	85,038
Income from operations	25,365	31,643
Other expense, net	(15,672)	(206)
Income before income taxes	9,693	31,437
Benefit for income taxes	2,829	142
Net income	$12,522	$31,579
Net income per share attributable to common stockholders:
Basic	$0.11	$0.26
Diluted	$0.10	$0.24
Weighted-average common shares outstanding:
Basic	118,138,186	119,679,149
Diluted	123,119,053	130,237,875

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income	$12,522	$31,579
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	13,811	8,082
Depreciation and amortization expense	15,163	10,142
Bad debt expense	3,684	1,182
Foreign exchange loss (gain)	8,157	(171)
Non-cash interest expense	8,570	3,376
Deferred income taxes	(2,829)	(142)
Other non-cash expense (income), net	530	(448)
Changes in operating assets and liabilities	(29,944)	(22,142)
Net cash provided by operating activities	29,664	31,458
Cash flows from investing activities
Purchases of property and equipment	(567)	(683)
Development of internal-use software	(1,261)	(3,390)
Purchases of marketable securities	(101,501)	(158,883)
Sales of marketable securities	109,422	140,952
Net cash provided by (used in) investing activities	6,093	(22,004)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(4,198)	(5,672)
Repurchase of stock	(24,992)	(27,492)
Proceeds from exercise of stock options	4,896	5,930
Payment of debt issuance costs	(14)	(1,192)
Payments on finance lease obligations	(2,566)	(2,745)
Other financing, net	(5,804)	1,864
Net cash used in financing activities	(32,678)	(29,307)
Effect of exchange rate changes on cash	(4,018)	(1,458)
Net decrease in cash, cash equivalents, and restricted cash	(939)	(21,311)
Cash, cash equivalents, and restricted cash at beginning of period	448,634	372,326
Cash, cash equivalents, and restricted cash at end of period	$447,695	$351,015

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
March 31, 2020	32.2%	32.6%	(0.4)%	32.2%	32.6%	(0.4)%
December 31, 2019	32.8%	33.0%	(0.2)%	26.5%	27.5%	(1.0)%
September 30, 2019	30.1%	31.1%	(1.0)%	23.6%	26.1%	(2.5)%
June 30, 2019	21.4%	22.8%	(1.4)%	20.2%	21.7%	(1.5)%
March 31, 2019	18.9%	20.6%	(1.7)%	18.9%	20.6%	(1.7)%
Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; benefit for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); and acquisition-related expenses. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not reflect acquisition-related expenses; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2020	2019

	(in thousands)
Net income	$12,522	$31,579
Excluding:
Interest and other non-operating expense, net (1)	6,354	1,268
Benefit for income taxes	(2,829)	(142)
Depreciation and amortization (2)	15,163	10,142
Stock-based compensation expense (3)	13,811	8,082
Foreign exchange loss (gain) (4)	9,318	(1,062)
Acquisition-related expenses (5)	717	—
Adjusted EBITDA	$55,056	$49,867

(1)
Included in interest and other non-operating expense, net is non-cash interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018 and September 2019.

(2)
Included in depreciation and amortization expense, is depreciation expense related to our headquarters lease, which is accounted for as a finance lease. Additionally, the three months ended March 31, 2020 includes amortization expense related to acquired intangible assets and developed technology related to the acquisition of Reverb in the third quarter of 2019.

(3)	Stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended March 31,
	2020	2019

	(in thousands)
Cost of revenue	$1,620	$1,099
Marketing	1,224	631
Product development	6,801	3,520
General and administrative	4,166	2,832
Stock-based compensation expense	$13,811	$8,082

(4)
Foreign exchange loss (gain) is primarily driven by the change in U.S. Dollar, Euro, and Pound Sterling exchange rates on our intercompany and other non-functional currency cash balances as we decided to hold more foreign currencies than usual due to current macroeconomic trends to ensure our ability to pay our sellers. We have taken steps to reduce the volatility in foreign exchange gains or losses on intercompany balances.

(5)	Acquisition-related expenses are expenses related to our acquisition of Reverb.